Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Saul Centers, Inc. for the registration of common stock, preferred stock, and depositary shares and to the incorporation by reference therein of our reports dated March 12, 2012, with respect to the consolidated financial statements and schedule of Saul Centers, Inc., and the effectiveness of internal control over financial reporting of Saul Centers, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

December 20, 2012

McLean, Virginia